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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Goodrich Petroleum Corporation:

  We consent to the incorporation by reference in the registration statement (No. 33-01077) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 4, 1997, relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Goodrich Petroleum Corporation. Our report dated March 4, 1997, refers to a change in 1995 in the method of accounting for the impairment of long-lived assets.

KMPG PEAT MARWICK LLP

Shreveport, Louisiana
March 27, 1997